Exhibit 99.28(p)(13)

Apex Capital Management - Code of Ethics

Statement of General Policy

This Code of Ethics (“Code”) has been adopted by Apex Capital Management (“Apex”) and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”).

The Code is designed to ensure that the high ethical standards continue to be applied.  The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct.  The excellent name and reputation of our firm are a direct reflection of the conduct of each supervised person.

The provisions of the Code are not all-inclusive.  Rather, they are intended as a guide for supervised persons of Apex in their conduct.  In those situations where a supervised person may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the Chief Compliance Officer.  The Chief Compliance Officer may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised.  All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of supervised persons.

The Chief Compliance Officer will periodically report to senior management of Apex to document compliance with this Code.

Definitions

For the purposes of this Code, the following definitions shall apply:

•                  “Access person” is a supervised person who has access to nonpublic information regarding any clients’ purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic.  The primary business of Apex is providing investment advice, and as a result all of its directors, officers and partners are considered access persons. The Chief Compliance Officer may also designate other persons as access persons.

•                  “Account” means accounts of any supervised person and includes accounts of the supervised person’s immediate family members (any relative by blood or marriage living in the supervised person’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the supervised person has a beneficial interest or exercises investment discretion.

•                  “Beneficial ownership” shall be interpreted as a direct or indirect “pecuniary interest” (as defined under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934) in a security. This term generally means the opportunity directly or indirectly to profit or share in any profit derived from a transaction in a security. An access person is presumed to have Beneficial Ownership of any family member’s account

•                  “Reportable security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless Apex or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless Apex or a control affiliate, acts as the investment adviser or principal underwriter for the fund.

•                  “Supervised person” means directors, officers and partners of Apex (or other persons occupying a similar status or performing similar functions); employees of Apex; and any other person who provides advice on behalf of Apex and is subject to Apex’s supervision and control.

Standards of Business Conduct

Apex places the highest priority on maintaining its reputation for integrity and professionalism.  That reputation is a vital business asset.  The confidence and trust placed in our firm and its employees by our clients is something we value and endeavor to protect.  The following Standards of Business Conduct sets forth policies and procedures to achieve these goals.  This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with applicable federal securities laws.

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers.  Such policies and procedures are contained in this Code.  The Code also contains policies and procedures with respect to personal securities transactions of all Apex’s supervised persons as defined herein.  These procedures cover transactions in a reportable security in which a supervised person has a beneficial interest or in accounts over which the supervised person exercises control as well as transactions by members of the supervised person’s immediate family.

This Code establishes rules of conduct for all supervised persons of Apex and is designed to, among other things; govern personal securities trading activities in the accounts of supervised persons.  The Code is based upon the principle that Apex and its supervised persons owe a fiduciary duty to Apex’s clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.  Supervised persons may not serve on the board of any public or private companies without prior approval from the firm based on the interests of the clients.

Pursuant to Section 206 of the Advisers Act, both Apex and its supervised persons are prohibited from engaging in fraudulent, deceptive or manipulative conduct.  Compliance with this section involves more than acting with honesty and good faith alone.  It means that Apex has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

Apex and its supervised persons are subject to the following specific fiduciary obligations when dealing with clients:

•                  The duty to have a reasonable, independent basis for the investment advice provided;

•                  The duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;

•                  The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and

•                  A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, Apex expects every supervised person to demonstrate the highest standards of ethical conduct for continued employment with Apex.  Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Apex.  Apex’s reputation for fair and honest dealing with its clients has taken considerable time to build.  This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients.  Supervised persons are urged to seek the advice of the Chief Compliance Officer for any questions about the Code or the application of the Code to their individual circumstances.  Supervised persons may only accept gifts of de minimis value from financial consultants or others in a position to profit from trades in client’s accounts. Supervised persons may not make any political contribution to government officials who may influence the award of an advisory contract. Supervised persons should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with Apex.

Section 206 of the Advisers Act makes it unlawful for Apex or its agents or supervised persons to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices.  This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and Apex to stringent penalties.  Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment.  The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry.  Finally, supervised persons and Apex may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by supervised persons of Apex and their immediate family members.

The law of insider trading is unsettled and continuously developing.  An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance.  Often, a single question can avoid disciplinary action or complex legal problems.  You must notify the Chief Compliance Officer immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Apex), while in the possession of material, nonpublic information, nor may any personnel of Apex communicate material, nonpublic information to others in violation of the law.

1. What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions.  Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities.  No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry.  For this reason, you should direct any questions about whether information is material to the Chief Compliance Officer.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities.  Information about a significant order to purchase or sell securities may, in some contexts, be material.  Prepublication information regarding reports in the financial press also may be material.  For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to Apex’s securities recommendations and client securities holdings and transactions.

2. What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace.  For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall

Street Journal or some other publication of general circulation and after sufficient time has passed so that the information has been disseminated widely.

3. Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by Apex (“Client Accounts”), you must determine whether you have access to material, nonpublic information.  If you think that you might have access to material, nonpublic information, you should take the following steps:

•                  Report the information and proposed trade immediately to the Chief Compliance Officer.

•                  Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the firm.

•                  Do not communicate the information inside or outside the firm, other than to the Chief Compliance Officer.

•                  After the Chief Compliance Officer has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

You should consult with the Chief Compliance Officer before taking any action.  This degree of caution will protect you, our clients, and the firm.

4. Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts.  The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information.  Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of Apex or other person subject to this Code becomes aware of material, nonpublic information.  This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors.  In such situations, Apex must make a judgment as to its further conduct.  To protect yourself, your clients and the firm, you should contact the Chief Compliance Officer immediately if you believe that you may have received material, nonpublic information.

Personal Securities Transactions

General Policy

Apex has adopted the following principles governing personal investment activities by Apex’s supervised persons:

•                  The interests of client accounts will at all times be placed first;

•                  All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

•                  Supervised persons must not take inappropriate advantage of their positions.

Pre-Clearance Required for Participation in IPOs and Limited Offerings including Private Placements and Hedge Funds

No supervised person shall acquire any beneficial ownership in any securities in an Initial Public Offering or Limited Offering, private placements or hedge funds for his or her account, as defined herein without the prior written approval of the Chief Compliance Officer who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Compliance Procedures

Timing of Personal Transactions

No access person may purchase or sell, directly or indirectly, any security in which the access person or an affiliate account has, or by reason of the transaction acquires, any direct or indirect beneficial ownership if the access person knows or reasonably should know that the security, at the time of the purchase or sale (i) is being considered for purchase or sale on behalf of any client account; or (ii) is being actively purchased of sold on behalf of any client account.

If the firm is purchasing, selling or considering purchasing or selling any security on behalf of a client account, no access person may effect a transaction in that security prior to the client trade having been completed by the firm, or until a decision has been made not to purchase or sell the security on behalf of the client account.  See compliance manual for “black out” period procedures.

Reporting Requirements

Every access person shall provide initial and annual holdings reports and quarterly transaction reports to the Chief Compliance Officer which must contain the information described below.

1. Initial Holdings Report

Every access person shall, no later than ten (10) days after the person becomes an access person, file an initial holdings report containing the following information:

•                  The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount of each reportable security in which the access person had any direct or indirect beneficial interest ownership when the person becomes an access person;

•                  The name of any broker, dealer or bank with whom the access person maintained an account in which any securities (including but not limited to reportable securities) were held for the direct or indirect benefit of the access person; and

•                  The date that the report is submitted by the access person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became an access person.

2. Annual Holdings Report

Every access person shall, at least once each twelve (12) month period by a date specified by the Chief Compliance Officer, file an annual holdings report containing the same information required in the initial holdings report as described above.  The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

3. Quarterly Transaction Reports

Every access person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

With respect to any transaction during the quarter in a reportable security in which the supervised persons had any direct or indirect beneficial ownership:

•                  The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each covered security;

•                  The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•                  The price of the reportable security at which the transaction was effected;

•                  The name of the broker, dealer or bank with or through whom the transaction was effected; and

•                  The date the report is submitted by the access person.

4. Exempt Transactions

An access person need not submit a report with respect to:

•                  Transactions effected for securities held in any account over which the person has no direct or indirect influence or control;

•                  Transactions effected pursuant to an automatic investment plan; and

•                  A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that Apex holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

5. Monitoring and Review of Personal Securities Transactions

The Chief Compliance Officer or his designee will monitor and review all reports required under the Code for compliance with Apex’s policies regarding personal securities transactions and applicable SEC rules and regulations.  The Chief Compliance Officer may also initiate inquiries of access persons regarding personal securities trading.  Access persons are required to cooperate with such inquiries and any monitoring or review procedures employed by Apex.  Any transactions for any accounts of the Chief Compliance Officer will be reviewed and approved by the President or other designated supervisory person.

Certification

Certification

All supervised persons will be provided with a copy of the Code initially and annually and must certify in writing to the Chief Compliance Officer that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.

Acknowledgement of Amendments

All supervised persons shall receive any amendments to the Code and must certify to the Chief Compliance Officer in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Further Information

Supervised persons should contact the Chief Compliance Officer regarding any inquiries pertaining to the Code or the policies established herein.

Records

The Chief Compliance Officer shall maintain and cause to be maintained in a readily accessible place the following records:

•                  A copy of any code of ethics adopted by the firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;

•                  A record of any violation of Apex’s Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

•                  A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a supervised person which shall be retained for five years after the individual ceases to be a supervised person of Apex;

•                  A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;

•                  A list of all persons who are, or within the preceding five years have been, access persons;

•                  A record of any decision and reasons supporting such decision to approve a supervised persons’ acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

Reporting Violations and Sanctions

All supervised persons shall promptly report to the Chief Compliance Officer or his designee all apparent violations of the Code.

The Chief Compliance Officer shall promptly report to senior management all apparent material violations of the Code.  When the Chief Compliance Officer finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, she may, in her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed.  Possible sanctions may include reprimands, disgorgement of profits obtained in connection with a violation, monetary fine or assessment, restrictions on future personal trading, suspension or termination of the supervised person’s employment with the firm and/or referral to civil or criminal authorities.